Exhibit 10.19

February 14, 2020

Kirin Holdings Company, Limited

4-10-2 Nakano, Nakano-ku

Tokyo 164-0001, Japan

Dear Sirs

Re: Guarantee—fee letter

This letter (the “Fee Letter”) is entered into in connection with the Guarantee Letter (hosho-sho) (the “Guarantee”) to be submitted by Kirin Holdings Company, Limited (“Kirin”) in favor of Sumitomo Mitsui Banking Corporation New York Branch (the “Beneficiary”) for the benefit of THORNE HOLDING CORP. (the “Company”), pursuant to which Kirin guarantees certain obligations of the Company under the Uncommitted and Revolving Credit Line Agreement, to be entered into by and between the Beneficiary and the Company, substantially in the form attached hereto as Exhibit A, subject to the limitations and other terms set forth in the Guarantee.

In connection with, and as consideration for Kirin to enter into, the Guarantee, the Company and Kirin hereby agree as follows:

a)

The Company agrees to pay Kirin for its own account, an annual fee at the rate per annum of 2.00% of $10,000,000 (the “Fee”), until the Guarantee is terminated. The Company shall pay the Fee and any other amounts accrued or otherwise payable pursuant to this Fee Letter (i) on an annual basis on each anniversary of the Effective Date, as defined below; and (ii) upon the occurrence of any change of control in respect of the Company; provided that, upon the termination of the Guarantee, the Fee payable with respect to a partial year in which the Guarantee was terminated shall be equal to (x) the Fee multiplied by (y)(i) the number of days elapsed in such year (beginning on the relevant anniversary of the Effective Date) up to such termination divided by (ii) 365. Payment shall be made by wire transfer of immediately available funds to a bank account designated by Kirin.

b)

The Company agrees to reimburse Kirin for any reasonably incurred fees or expenses related to or in connection with any disputes arising between Kirin and the Beneficiary out of or in connection with the Guarantee including, but not limited to, attorney fees and costs for litigation.

c)

In the event that Kirin is required to pay any amounts under the Guarantee, such amounts shall promptly be reimbursed by the Company to Kirin in cash. In case the Company is not able to wholly or partially reimburse such amounts to Kirin, the parties may agree to deem the unreimbursed amount of Kirin’s payment under the Guarantee to be made for the benefit of the Company in consideration for debt or equity securities of the Company on terms reasonably satisfactory to Kirin and the Company.

d)	The Company agrees to provide Kirin with the following documents;

i. Monthly P&L, Balance Sheet, and Cashflow Statement within 21 days of the end of each month

ii. Next 12 months cashflow estimate, which will be updated every quarter, by the end of last day of the month after the end of each quarter (i.e. 2020/Q2-2021/Q1 estimate to come by April 30th, 2020)

iii. Monthly borrowing detail (amount, interest rate, term) within 10 days of the end of each month

e)

The Company agrees to fully pay back to Kirin immediately after the Uncommitted and Revolving Credit Line is executed, in accordance with the letter dated on July 26, 2019 between the Company and Kirin, all and any indebtedness and accrued interest thereof arising out of or in connection with (i) Promissory Note Purchase and Sale Agreement dated July 26, 2019 and (ii) Unsecured Subordinated Promissory Note dated July 26, 2019 between the Company and Kirin.

The Company agrees that all of the fees and expenses set forth in this Fee Letter shall be fully earned upon becoming due and payable in accordance with the terms hereof.

This Fee Letter, together with the Guarantee, embody the entire agreement and understanding between the parties hereto with respect to the specific matters set forth herein and supersede all prior agreements and understandings relating to the subject matter hereof.

This Fee Letter shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Fee Letter or the transactions contemplated hereby.

This Fee Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Fee Letter by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

The Fee Letter shall become effective as of the time of execution of the Credit Agreement and which is subject of the guarantee under the Guarantee (the “Effective Date”) and shall remain effective until the expiration or termination of the Guarantee, and provided that the Company shall remain liable following the termination hereof for accrued and unpaid Fees.

This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Company and Kirin.

This Fee Letter may not be assigned by the Company without the prior written consent of Kirin.

Faithfully

Thorne Holding Corp.

By:	/s/ Scott Wheeler

Name: Scott Wheeler
Title: CFO

Acknowledged and agreed:

Kirin Holdings Company, Limited

By:	/s/ Takashi Hayashi

Name:	Takashi Hayashi
Title:	General Manager, Finance Department

Exhibit A: UNCOMMITTED AND REVOLVING CREDIT LINE AGREEMENT(Draft)

SECTION 1.01 UNCOMMITTED AND REVOLVING CREDIT LINE AGREEMENT dated as of February 14, 2020 between SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, having its offices at 277 Park Avenue, New York, New York 10172 (the “BANK”), and THORNE HOLDING CORP., a corporation organized under the laws of Delaware, having its offices at 620 Omni Industrial Boulevard, Summerville, South Carolina 29486 (the “BORROWER”). The parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 DEFINED TERMS. As used in this AGREEMENT, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“AGREEMENT” means this UNCOMMITTED AND REVOLVING CREDIT LINE AGREEMENT, together with all exhibits and schedules hereto, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein.

“APPLICABLE INTEREST RATE” means, with respect to each LOAN, the interest rate per annum quoted by the BANK and agreed to by the BORROWER at the time of making such LOAN.

“BENEFICIAL OWNERSHIP CERTIFICATION” means a certification regarding beneficial ownership as required by the BENEFICIAL OWNERSHIP REGULATION.

“BENEFICIAL OWNERSHIP REGULATION” means 31 C.F.R. §1010.230, as amended, modified, or supplemented from time to time.

“BUSINESS DAY” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CHANGE OF CONTROL” shall mean (x) the sale or transfer of more than fifty percent (50%) of the outstanding capital stock of the BORROWER in a single transaction or series of related transactions to PERSON who are not then stockholders of the BORROWER, (y) the issuance of shares of common stock, or securities convertible into or exercisable for shares of common stock, constituting more than fifty percent (50%) of the outstanding capital stock of the BORROWER immediately after issuance, to PERSON who were not holders of common stock, on an as converted basis, immediately prior to such issuance or (z) the sale, exclusive license or other disposition of all or substantially all of the consolidated assets of the BORROWER and its majority owned subsidiaries in a single transaction or series of related transactions to PERSON who are not then stockholders of the BORROWER.

“CREDIT LINE” means a discretionary and uncommitted line of credit that the BANK establishes for the BORROWER pursuant to SECTION 2.01 hereof up to the amount referred to therein but which may be terminated in whole or reduced in part pursuant to SECTION 2.02 hereof. This CREDIT LINE shall not be construed as the commitment of the BANK to make any LOAN or extension of credit.

“DEFAULT” means any of the events specified in SECTION 7.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“DISBURSEMENT DATE” means, in relation to a LOAN, the date on which such LOAN is advanced, as requested by the BORROWER and agreed to by the BANK in accordance with SECTION 2.03.

“DOLLARS”, “U.S. DOLLARS”, “US$”, “USD”, or “$” means the lawful currency of the United States of America.

“EVENT OF DEFAULT” means any of the events specified in SECTION 7.01.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

“GOVERNMENTAL AUTHORITY” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“GUARANTOR” means each of Mitsui & Co., Ltd., a Japanese corporation; and Kirin Holdings Company, Limited, a Japanese corporation.

“LAST DRAWDOWN DATE” means February 12, 2021.

“LETTER OF GUARANTEE” means the letter of guarantee executed by each GUARANTOR and required to be delivered by the BORROWER to the BANK pursuant to SECTION 3.01 hereof, together with all exhibits and schedules thereto, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein.

“LIEN” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or any agreement to give any security interest).

“LOAN” has the meaning assigned to such term in SECTION 2.01.

“LOAN DOCUMENTS” means this AGREEMENT, the NOTE, each LETTER OF GUARANTEE, and any other agreement, document, instrument, or contract furnished to the BANK in connection with any of the foregoing documents or supporting, securing, or otherwise relating to the LOANS, in each case as amended, amended and restated, supplemented, or otherwise modified from time to time.

“MARGIN STOCK REGULATIONS” means Regulation T, U and/or X of the Board of Governors of the Federal Reserve System and the rules promulgated thereunder, as the same may be supplemented, modified, amended, restated, or replaced from time to time, or any corresponding or succeeding provisions of applicable law.

“MATERIAL ADVERSE CHANGE” means any material adverse change in (a) the business, results of operations, properties, assets, liabilities, condition (financial or otherwise), or prospects of the BORROWER, or the BORROWER and its SUBSIDIARIES taken as one enterprise; (b) the legality, validity, binding effect, or enforceability of any LOAN DOCUMENT; (c) the ability of the BORROWER to fully and timely perform its obligations under any LOAN DOCUMENT, as determined from the perspective of a reasonable person in the BANK’s position; or (d) the rights, remedies, and benefits available to, or conferred upon, the BANK under any LOAN DOCUMENT.

“MATURITY DATE” means, in relation to a LOAN, the date on which such LOAN is due and payable, as requested by the BORROWER and agreed to by the BANK in accordance with SECTION 2.03.

“NOTE” has the meaning assigned to such term in SECTION 2.05.

“PERSON” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unlimited liability company, unincorporated association, joint venture, or other entity or GOVERNMENTAL AUTHORITY.

“PRIME RATE” means the rate of interest per annum established by the BANK’s New York Branch from time to time as its prime rate or base rate; each change in the PRIME RATE shall be effective from and including the date such change is established as being effective.

“PROPERTY” means all types of real or personal property, including without limitation, tangible, intangible, or mixed property.

“SANCTIONS” has the meaning assigned to such term in SECTION 4.10(a).

“SUBSIDIARY” means, with respect to any PERSON (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

ARTICLE II.

AMOUNT AND TERMS OF LOANS

SECTION 2.01 REVOLVING CREDIT. The BANK may, upon request from the BORROWER, in the BANK’s sole and absolute discretion upon the terms and subject to the conditions hereinafter set forth, make one or more loans (each, a “LOAN”) to the BORROWER from time to time during the period commencing on the date of this AGREEMENT and ending on (and including) the LAST DRAWDOWN DATE in an aggregate principal amount not to exceed at any time outstanding TWENTY MILLION DOLLARS (US$20,000,000.00), provided that such amount may be reduced pursuant to SECTION 2.02 hereof (the “CREDIT LINE”). Each LOAN shall have a MATURITY DATE that is not less than one (1) day and not more than twelve (12) months after the DISBURSEMENT DATE, as requested by the BORROWER in accordance with SECTION 2.03 and agreed to by the BANK. Subject to the terms and conditions hereof, the BORROWER may borrow, repay in whole or in part, and reborrow on a revolving basis, up to the amount of the CREDIT LINE. The availability of the CREDIT LINE hereunder shall not be construed as the commitment of the BANK to make any LOAN.

SECTION 2.02 REDUCTION AND TERMINATION OF CREDIT LINE. The BANK shall have the unrestricted right in its sole and absolute discretion, upon notice to the BORROWER, to immediately terminate in whole or reduce in part the unused portion of the CREDIT LINE.

SECTION 2.03 NOTICE AND MANNER OF BORROWING. Not later than 2:00 p.m., New York time on the requested DISBURSEMENT DATE, the BORROWER shall give the BANK telephonic application for each LOAN under this AGREEMENT to the BANK’s JDAD Loan Services Department (or such other contact as the BANK may inform the BORROWER from time to time), which may or may not be accepted by the BANK, specifying (i) the DISBURSEMENT DATE; (ii) the principal amount; and (iii) the MATURITY DATE. The BANK will send written confirmation of the LOAN to the BORROWER at the fax number or email address listed in SECTION 8.06 hereof. The BORROWER will acknowledge the information shown in the confirmation by promptly returning it to the BANK’s New York Branch by fax at (212) 224-4537. Not later than 4:00 p.m., New York time, on the DISBURSEMENT DATE of the LOAN and upon fulfillment of the applicable conditions set forth in ARTICLE III hereof, the BANK will, subject to its sole and absolute discretion and subject to the provisions of SECTION 2.01 hereof, make the LOAN available to the BORROWER in immediately available funds by crediting the amount thereof to the BORROWER’s account with the BANK, or to such other account as the BORROWER shall inform the BANK in writing. All notices given under this SECTION 2.03 shall be irrevocable. The failure to give any confirmation referred to herein shall not release or diminish any of the BORROWER’s obligations hereunder.

SECTION 2.04 REPAYMENT OF PRINCIPAL; PAYMENT OF INTEREST.

(a) The entire principal amount of each LOAN shall be paid in immediately available funds on the MATURITY DATE for such LOAN.

(b) Each LOAN will bear interest on the outstanding principal amount thereof at a rate per annum equal to the APPLICABLE INTEREST RATE.

(c) Accrued interest on each LOAN will be payable in arrears on the MATURITY DATE for such LOAN; provided that (i) interest accrued pursuant to SECTION 2.04(d) will be payable on demand, and (ii) in the event of any repayment or prepayment of any LOAN, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment.

(d) If any EVENT OF DEFAULT under SECTION 7.01(1) or 7.01(2) hereof has occurred and is continuing then, until such defaulted amount has been paid in full, to the extent permitted by law, such defaulted amounts will bear interest (after as well as before judgment), payable on demand, at a rate per annum equal to the PRIME RATE plus 2%.

(e) All interest hereunder will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day, but excluding the last day).

SECTION 2.05 NOTE. As additional evidence of the BORROWER’s payment obligations hereunder, the BORROWER shall execute and deliver to the BANK pursuant to SECTION 3.01(1) a single grid promissory note (the “NOTE”), substantially in the form of EXHIBIT A attached hereto, setting forth the CREDIT LINE as the maximum principal amount thereof and dated as of the date of this AGREEMENT, and made payable to the BANK. The BORROWER hereby authorizes the BANK to record on a schedule attached to the NOTE (or any similar form designated by the BANK in its sole and absolute discretion from time to time, which may be maintained in its internal records and shown on a computer printout) the principal amount, APPLICABLE INTEREST RATE, MATURITY DATE, and other terms relevant to each LOAN, and any such recordation shall be prima facie evidence of the accuracy of the information so recorded; provided that the BANK’s failure so to record shall not limit or otherwise affect the obligations of the BORROWER hereunder and under the NOTE to repay the principal of and interest on the LOANS.

SECTION 2.06 FUNDING LOSS, INDEMNIFICATION; CAPITAL ADEQUACY AND OTHER CHARGES AND COSTS.

(a) The BORROWER hereby agrees to indemnify and hold the BANK free and harmless from all losses, costs, and expenses that the BANK may incur, to the extent not mitigated by the redeployment of deposits or other funds, as a result of (i) a default by the BORROWER in payment when due of the principal of or interest on a LOAN, (ii) the BORROWER’s failure (other than due solely to a failure attributable to a default by the BANK) to make a borrowing or continuation with respect to a LOAN after making a request therefor, (iii) a prepayment (whether mandatory or otherwise, including but not limited to, acceleration pursuant to ARTICLE VII hereof) of a LOAN before a scheduled payment date for interest or principal, or (iv) any DEFAULT or EVENT OF DEFAULT by the BORROWER under this AGREEMENT or any demand by the BANK for payment of any LOAN permitted hereunder or under the NOTE.

(b) If the BANK determines at any time that any applicable law or governmental rule, regulation, guideline, or order concerning capital adequacy, reserves, or similar requirements, or any change in interpretation or administration thereof by any GOVERNMENTAL AUTHORITY will have the effect of increasing the cost to the BANK or the amount of capital required or expected to be maintained by the BANK as a result of the making or continuance of the LOANS, then the BORROWER agrees to pay to the BANK, upon its written demand therefor, such additional amounts as shall be required to compensate the BANK for such increased costs. The BANK, upon determining that any additional amounts will be payable to the BANK pursuant to this paragraph, will give prompt written notice thereof to the BORROWER, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the obligations of the BORROWER to pay additional amounts pursuant to this paragraph.

(c) If any present or future applicable law, rule, or regulation or any change therein or in the interpretation or administration thereof by any GOVERNMENTAL AUTHORITY charged with the interpretation or administration thereof, or compliance by the BANK with any request or directive of any such GOVERNMENTAL AUTHORITY, whether or not having the force of law, results in an increase of the cost to the BANK of making, renewing, or maintaining any LOAN, or reduces the amount of any sum receivable by the BANK under any LOAN, in the reasonable judgment of the BANK, then, upon demand by the BANK, the BORROWER agrees to pay to the BANK such additional amount or amounts as would compensate the BANK for such increased cost or reduction. The BANK’s computation of such amount or amounts shall be binding on the BORROWER absent manifest error.

SECTION 2.07 METHOD OF PAYMENT. The BORROWER shall make each payment of principal of and interest on the LOANS, in lawful money of the United States in immediately available funds, not later than 3:00 p.m. (New York time) on the date when such payment is due, via Fedwire or CHIPS to the account described below, or to such other location or in such other manner as the BANK may notify the BORROWER in writing:

Bank Name:	Sumitomo Mitsui Banking Corp., New York
SWIFT:	SMBCUS33
ABA Number:	0260-0967-4
Account Name:	SMBC Loan Operations New York
Account Number:	423001
Reference:	Thorne Holding Corp.
Attn:	BCDAD JDAD Loan Services

The BORROWER hereby authorizes the BANK to charge any amounts due hereunder or under the NOTE from time to time against the BORROWER’s account #351905 or any other account of the BORROWER with the BANK. The BORROWER may, with the BANK’S prior consent, and on not less than five days’ notice, prepay the principal and interest of any LOAN in whole or in part, but only on condition that the prepayment is accompanied by payment of any and all additional costs, as determined by the BANK, that the BANK may incur as a result of such prepayment, including, without limitation, the breaking of any deposit, the redeployment of funds released by any prepayment, the termination of any swap or hedging contract, or otherwise.

SECTION 2.08 PAYMENTS ON NON-BUSINESS DAYS. Whenever payment shall fall due on a day which is not a BUSINESS DAY, payment shall be made on the next succeeding BUSINESS DAY, unless such BUSINESS DAY falls in the following calendar month, in which case payment shall be due on the next preceding BUSINESS DAY.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01 CONDITIONS PRECEDENT TO INITIAL AND ALL LOANS. The BANK may in its sole and absolute discretion make LOANS available to the BORROWER, subject to the BANK’s receipt of the following, each of which shall be in form and substance satisfactory to the BANK:

(1) AGREEMENT AND NOTE. This AGREEMENT and the NOTE, each duly executed by the BORROWER.

(2) EVIDENCE OF ALL CORPORATE ACTION BY THE BORROWER. Certified copies of the unanimous written consent of the Board of Directors of the BORROWER or a certified copy of the resolutions duly adopted by the Board of Directors authorizing the execution, delivery, and performance of this AGREEMENT, the NOTE, and any other documents to be delivered pursuant to this AGREEMENT.

(3) INCUMBENCY AND SIGNATURE CERTIFICATE OF THE BORROWER. A certificate of the President or Vice President (or other appropriate officer) of the BORROWER certifying the names and true signatures of the officers of the BORROWER authorized, pursuant to the Board of Directors’ resolutions referred to in paragraph (2) above, to sign this AGREEMENT, the NOTE, and any other documents to be delivered by the BORROWER pursuant to this AGREEMENT.

(4) BENEFICIAL OWNERSHIP CERTIFICATION. At least five days prior to the first DISBURSEMENT DATE, a BENEFICIAL OWNERSHIP CERTIFICATION in relation to the BORROWER.

(5) LETTERS OF GUARANTEE. The LETTER OF GUARANTEE duly executed by each GUARANTOR.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The BORROWER hereby represents and warrants to the BANK as follows at each time it makes an application for a LOAN:

SECTION 4.01 DUE INCORPORATION; GOOD STANDING. The BORROWER is a corporation, duly organized and validly existing under the laws of the jurisdiction of its incorporation, and is properly licensed and in good standing in, and where necessary to maintain the BORROWER’s rights and privileges, has complied with the fictitious name statute of, every jurisdiction in which the BORROWER is doing business.

SECTION 4.02 CORPORATE POWER; AUTHORIZATION. The execution and delivery of this AGREEMENT, the NOTE, and each other LOAN DOCUMENT to which it is a party and the performance of its obligations hereunder and thereunder are within the BORROWER’s corporate powers, have been duly authorized, and will not contravene or conflict with its charter or bylaws (or such other organizational and governing documents as may be applicable) or any agreement, instrument, or document to which the BORROWER is a party or by which the BORROWER or any of its PROPERTY is bound or affected.

SECTION 4.03 GOVERNMENT ACTION. No approval, consent, exemption, or other action by, or notice to or filing with, any GOVERNMENTAL AUTHORITY is necessary in connection with the execution, delivery, performance, or enforcement of this AGREEMENT, the NOTE, or any other LOAN DOCUMENT, except as may have been obtained and certified copies of which have been delivered to BANK.

SECTION 4.04 NO LEGAL BAR. There is no law, rule, or regulation, nor is there any judgment, decree, or order of any court or GOVERNMENTAL AUTHORITY binding on the BORROWER that would be contravened by the execution, delivery, performance, or enforcement of this AGREEMENT, the NOTE, or any other LOAN DOCUMENT.

SECTION 4.05 ENFORCEABLE OBLIGATION. This AGREEMENT is a legal, valid, and binding agreement of the BORROWER, enforceable against the BORROWER in accordance with its terms, and the NOTE and each other LOAN DOCUMENT to which the BORROWER is a party, when executed and delivered (and as endorsed from time to time), will be similarly legal, valid, binding, and enforceable.

SECTION 4.06 LITIGATION. Except as previously disclosed to the BANK in writing, there are no legal actions or other proceedings pending or, to the best of the BORROWER’s knowledge, threatened against the BORROWER which, individually or in the aggregate, could reasonably be expected to result in a MATERIAL ADVERSE CHANGE. There are no outstanding and unsatisfied final judgments or decrees against the BORROWER for money damages, fines, or penalties which, individually or in the aggregate, could result in a MATERIAL ADVERSE CHANGE.

SECTION 4.07 NO DEFAULT. No event has occurred and is continuing or would result from the incurring of obligations by the BORROWER under this AGREEMENT, the NOTE, or any other LOAN DOCUMENT that is a default under any agreement or document to which the BORROWER is a party or which, with the passing of time or giving of notice or both, would become a default under any such document.

SECTION 4.08 NO CONFLICTING AGREEMENTS. Except as disclosed in writing by the BORROWER to the BANK prior to the date hereof, the BORROWER is not in default under any agreement to which it is a party or by which it or any of its PROPERTY is bound, the effect of which, individually or in the aggregate, could reasonably be expected to result in a MATERIAL ADVERSE CHANGE.

SECTION 4.09 TAXES. The BORROWER has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, and no tax liens have been filed and no claims are being asserted with respect to such taxes that are required to be reflected in the financial statements of the BORROWER and are not so reflected therein.

SECTION 4.10 COMPLIANCE WITH LAW.

(a) None of the BORROWER, any of its SUBSIDIARIES or, to the knowledge of the BORROWER, any director, officer, employee, or agent of the BORROWER or any of its SUBSIDIARIES is a PERSON that is, or is owned or controlled by PERSONS that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Japanese government, including those imposed under the Foreign Exchange Act and the Import Trade Control Order of Japan (Cabinet Order No. 414 of 1949, as amended), or other relevant sanctions authority (collectively, “SANCTIONS”), or (ii) located, organized, or resident in a country or territory that is the subject of SANCTIONS, including Crimea, Cuba, Iran, North Korea, and Syria, except as previously disclosed to the BANK.

(b) The BORROWER, its SUBSIDIARIES, and their respective directors, officers, employees, and agents are in compliance with (i) all applicable SANCTIONS and (ii) the FCPA and all other applicable anti-corruption laws.

(c) The BORROWER and its SUBSIDIARIES have instituted and maintain policies and procedures designed to ensure compliance with (i) applicable SANCTIONS and (ii) the FCPA and all other applicable anti-corruption laws.

SECTION 4.11 NO MISREPRESENTATION. Neither this AGREEMENT, nor any other LOAN DOCUMENT, nor any certificate, notice, report, financial statement, or document furnished to date or to be furnished by the BORROWER in connection with the transactions contemplated hereby contains or will contain a misrepresentation or misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained (taken as a whole) not misleading in the light of the circumstances under which made.

SECTION 4.12 RANKING OF LOAN; LIENS. The payment obligations of the BORROWER under this AGREEMENT and the NOTE are and will at all times be unsubordinated general obligations of the BORROWER, and rank and will at all times rank at least pari passu with all other present and future unsubordinated unsecured indebtedness of the BORROWER.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any indebtedness or obligation remains unpaid or outstanding hereunder, the BORROWER will:

SECTION 5.01 FINANCIAL AND OTHER INFORMATION. Deliver to the BANK such information respecting the business, properties, assets, liabilities, condition (financial or otherwise), operations, or prospects of the BORROWER as the BANK may from time to time reasonably request, including:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the BORROWER, its consolidated audited annual financial statements, which shall include at least its balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the BORROWER and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) if available, as soon as available and in any event within 90 days after the end of the first semiannual reporting period of each fiscal year of the BORROWER, its consolidated semiannual financial statements, which shall include at least its balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for such period setting forth in comparative form the figures for the corresponding period of the previous fiscal year, presenting fairly in all material respects the financial condition and results of operations of the BORROWER and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as differences from GAAP shall have been disclosed to, and approved by, the BANK), subject to normal year-end adjustments and the absence of footnotes; and

(c) concurrently with any delivery of financial statements under clause (a) above, a certificate of a responsible financial officer of the BORROWER, in the form of EXHIBIT B attached hereto, certifying to such officer’s knowledge whether a DEFAULT or EVENT OF DEFAULT has occurred and, if a DEFAULT or EVENT OF DEFAULT has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

SECTION 5.02 NOTICE. Promptly notify the BANK in writing of

(1) all litigation affecting the BORROWER as a defendant where the amount claimed in a single litigation action is in excess of $100,000 or when the aggregate amount claimed in all litigation actions is in excess of $500,000;

(2) any substantial dispute between the BORROWER and any GOVERNMENTAL AUTHORITY;

(3) any DEFAULT or EVENT OF DEFAULT; and

(4) any other matters which, individually or in the aggregate, have resulted or could reasonably be expected to result in a MATERIAL ADVERSE CHANGE.

SECTION 5.03 PAYMENT OF OBLIGATIONS. Pay all obligations, including taxes, when due, except such as may be contested in good faith by appropriate proceedings and for which the BORROWER has established reserves on its books which are reasonable and adequate.

SECTION 5.04 COMPLIANCE WITH LEGAL REQUIREMENTS.

(a) Maintain in effect policies and procedures designed to ensure compliance by the BORROWER, its SUBSIDIARIES, and their respective directors, officers, employees, and agents with (i) applicable SANCTIONS and (ii) the FCPA and any other applicable anti-corruption laws.

(b) At all times comply with all laws, rules, regulations, orders, and directions of any GOVERNMENTAL AUTHORITY having jurisdiction over it or its business.

SECTION 5.05 MAINTAIN EXISTENCE; PROPERTY. Maintain and preserve (i) its existence as a legal entity and all rights, privileges and franchises now enjoyed; and (ii) all of its PROPERTIES that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06 BOOKS AND RECORDS. Maintain adequate books, accounts, and records, all in accordance with GAAP, and permit employees or agents of BANK, at any reasonable time and as often as may reasonably be desired, to inspect its PROPERTIES, and to examine or audit its books, accounts, and records and make copies thereof and to discuss the business, operations, PROPERTIES, and financial and other conditions of the BORROWER with officers of the BORROWER.

SECTION 5.07 INSURANCE. To the extent there exists any real property security interest, maintain and keep in force, on all of its property such insurance as is normal for the industry in which the BORROWER conducts its business and is satisfactory to BANK as to amount, nature, and carrier, covering fire damage (including use and occupancy), public liability, product liability, property damage, and workers’ compensation, and deliver to BANK upon request a schedule certified to be correct by a responsible officer of the BORROWER setting forth all insurance in force as of the date of such schedule.

SECTION 5.08 FURTHER ASSURANCES. The BORROWER will from time to time perform any and all acts and execute any and all additional documents as may be reasonably requested by BANK to give effect to the purposes of this AGREEMENT, the NOTE, and the other LOAN DOCUMENTS, if any.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any indebtedness or obligation remains unpaid or outstanding hereunder, the BORROWER hereby agrees as follows:

SECTION 6.01 LIMITATIONS ON FUNDAMENTAL CHANGES. The BORROWER will not merge into or consolidate with any other PERSON, or permit any other PERSON to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

SECTION 6.02 USE OF PROCEEDS.

(a) No part of the proceeds of any LOAN will be used to buy or carry, or to extend credit to any other PERSON to buy or carry, any “margin stock” (as defined in Regulation U of the Board of Governors of the United States Federal Reserve System) in violation of MARGIN STOCK REGULATIONS.

(b) The BORROWER will not request any LOAN, and the BORROWER shall not use, and the BORROWER will procure that its SUBSIDIARIES and its or their respective directors, officers, employees and agents will not use, the proceeds of any LOAN (i) to fund any activities or business of or with any PERSON, or in any country or territory, that, at the time of such funding, is the subject of SANCTIONS, or (ii) in any other manner that would result in a violation of SANCTIONS applicable to any party hereto.

(c) No part of the proceeds of the LOANS will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any PERSON in violation of the FCPA or any other applicable anti-corruption law.

SECTION 6.03 NEGATIVE PLEDGE. The BORROWER will not create, incur, assume, or suffer to exist any LIEN upon or with respect to any of its PROPERTY, whether now owned or hereafter acquired, other than:

(a) LIENS imposed by any GOVERNMENTAL AUTHORITY for taxes, assessments, or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the BORROWER in accordance with GAAP; and

(b) easements, rights-of-way, restrictions, and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property, or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the BORROWER.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 EVENTS OF DEFAULT. The occurrence of any of the following events will constitute an EVENT OF DEFAULT under this AGREEMENT and the NOTE:

(1) The BORROWER fails to pay any principal of any LOAN when and as the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(2) The BORROWER fails to pay any interest on any LOAN or any fee or any other amount (other than an amount referred to in SECTION 7.01(1)) payable under this AGREEMENT or any other LOAN DOCUMENT when and as the same shall become due and payable, and such failure continues unremedied for a period of ten (10) days.

(3) Any representation or warranty made or deemed made by or on behalf of the BORROWER in or in connection with this AGREEMENT or any of the other LOAN DOCUMENTS, or in any amendment hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this AGREEMENT or any other LOAN DOCUMENT or any amendment hereof or thereof, proves to have been false or misleading in any material respect when made or deemed made.

(4) The BORROWER (i) fails to pay its debts generally as they come due, (ii) conceals, removes, or transfers any of its PROPERTY in violation or evasion of any bankruptcy, fraudulent conveyance, or similar law, (iii) makes a general assignment for the benefit of its creditors, (iv) applies for or consents to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator, or similar official for itself or any of its PROPERTY, (v) files any petition or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors, (vi) is adjudicated a bankrupt or insolvent or (vii) takes any action for the purpose of effecting any of the foregoing.

(5) An involuntary petition is filed under any bankruptcy, reorganization, insolvency, moratorium, or similar statute against the BORROWER or a custodian, receiver, trustee, or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody, or control of any PROPERTY of the BORROWER unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 30 days from the date of said filing or appointment.

(6) One or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against the BORROWER (or any combination thereof), and the same shall remain undischarged for a period of ten (10) consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to attach or levy upon any assets of the BORROWER to enforce any such judgment.

(7) All, or such as in the opinion of BANK constitutes substantially all, of the PROPERTIES of the BORROWER is condemned, seized, or appropriated.

(8) The BORROWER fails to observe or perform any covenant, condition, or agreement contained in (i) SECTION 5.02(3), SECTION 5.05(i), SECTION 5.04(a), or ARTICLE VI; or (ii) any other provision of this AGREEMENT or the NOTE (and not described in SECTIONS 7.01(1) or (2)) and such failure is not remediable or, if remediable, continues unremedied for a period of 30 days after the earlier of (x) the date the BORROWER becomes aware thereof or (y) the date the BANK gives notice to the BORROWER with respect thereto.

(9) The BORROWER is in breach of or default under any term, condition, provision or covenant contained in any agreement to which it is a party relating to borrowed money.

(10) Any LETTER OF GUARANTEE or any other document issued in support of the obligations of the BORROWER to the BANK, or any replacement of any of the foregoing, expires without renewal, is disclaimed or disavowed, or, in the case of a guarantee, ceases to be the valid, binding and enforceable obligation of the guarantor thereunder, or the issuer fails to observe or perform any covenant, undertaking, or other obligation thereunder.

(11) A CHANGE OF CONTROL occurs.

(12) Any one or more events occur or conditions exist that, individually or in the aggregate, have resulted in or could reasonably be expected to result in a MATERIAL ADVERSE CHANGE.

SECTION 7.02 REMEDIES. Upon the occurrence of any EVENT OF DEFAULT (other than an event described in SECTION 7.01(4) or 7.01(5)), the BANK may, by notice to the BORROWER, declare the LOANS then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the LOANS so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the BORROWER accrued hereunder, will become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the BORROWER; and in case of any event described in SECTION 7.01(4) or 7.01(5), the principal of the LOANS then outstanding, together with accrued interest thereon and all fees and other obligations of the BORROWER accrued hereunder, will automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the BORROWER. The foregoing remedies are in addition to any and all other remedies available to BANK under this AGREEMENT, the NOTE, or any other LOAN DOCUMENT, at law, or in equity. The BORROWER hereby agrees to indemnify the BANK and save the BANK harmless from and against any and all costs, losses, or expenses incurred by the BANK as a result of the occurrence of an EVENT OF DEFAULT or the repayment of any amount hereunder or under the NOTE other than on the date or dates originally due (including without limitation such as are incurred in connection with the reemployment or liquidation of funds acquired from third parties (including affiliates) by the BANK in order to maintain any amount theretofore outstanding hereunder or under the NOTE, the termination of any hedging contract or swap or other arrangement relating to the funding of the LOANS).

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01 INDEMNITY. The BORROWER hereby agrees to indemnify, defend, reimburse, and hold harmless BANK and each of its affiliates, and all the directors, officers, employees, agents, legal counsel, and advisors of BANK (each, an “INDEMNIFIED PARTY”) from and against all claims, actions, proceedings, suits, damages, losses, liabilities, costs, and expenses, including the fees and out-of-pocket expenses of counsel that may be incurred by or asserted against any INDEMNIFIED PARTY in connection with, or arising out of, or relating to any transaction or proposed transaction (whether or not consummated), contemplated by this AGREEMENT or any LOAN DOCUMENT.

SECTION 8.02 SUCCESSORS AND ASSIGNS; ASSIGNMENTS; PARTICIPATIONS. This AGREEMENT shall be binding upon and inure to the benefit of the BORROWER and the BANK and their respective successors and assigns, except that the BORROWER may not assign or transfer any of its rights or obligations under any LOAN DOCUMENT without the prior written consent of the BANK. The BANK may assign or transfer to any other PERSON all or part of the CREDIT LINE or the indebtedness of the BORROWER outstanding under this AGREEMENT and/or any LOAN DOCUMENT. The BANK may at any time sell or grant participations in all or part of the LOANS or the CREDIT LINE.

SECTION 8.03 ENTIRE AGREEMENT. This AGREEMENT and the LOAN DOCUMENTS integrate all the terms and conditions mentioned herein or incidental hereto, and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

SECTION 8.04 COUNTERPARTS. This AGREEMENT and any amendments, waivers, consents, or supplements may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

SECTION 8.05 AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any LOAN DOCUMENT to which the BORROWER is a party, nor consent to any departure by the BORROWER from any such provision, shall in any event be effective unless the same shall be in writing and signed by the BANK, and then such amendment, modification, termination, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

SECTION 8.06 NOTICES, ETC. All notices and other communications provided for under this AGREEMENT shall be in writing, delivered in person, or sent by overnight courier, first class mail (postage prepaid), fax or email to:

If to the BORROWER:	Thorne Holding Corp.
620 Omni Industrial Boulevard
Summerville, South Carolina 29486
Attention: Mr. Scott Wheeler, Chief Financial Officer
Telephone: (843) 501-0286
email: swheeler@Thorne.com

If to the BANK:	Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, New York 10172
Attention: JDAD
Telephone: (212) 224-4000
Fax: (212) 593-9514

or at such other address as shall be designated by either party in a written notice to the other party complying as to delivery with the terms of this SECTION 8.06. All such notices and communications shall be effective when deposited in the mails, faxed, or emailed, as applicable, except that notices to the BANK pursuant to the provisions of ARTICLE II hereof shall be effective when received by the BANK.

SECTION 8.07 NO WAIVER; REMEDIES. No failure on the part of the BANK to exercise, and no delay in exercising, any right, power, or remedy under any LOAN DOCUMENT shall operate as waiver thereof; nor shall any single or partial exercise of any right under any LOAN DOCUMENT preclude any other or further exercise thereof or exercise of any other right. The remedies provided in the LOAN DOCUMENTS are cumulative and not exclusive of any remedies provided by law.

SECTION 8.08 COSTS, EXPENSES. AND TAXES. The BORROWER hereby agrees to pay on demand after giving borrowing written notice of the demand (i) all reasonable out-of-pocket expenses incurred by the BANK and its affiliates, including the reasonable fees, charges, and disbursements of counsel for the BANK, in connection with the preparation, negotiation, execution, delivery, and administration of the LOAN DOCUMENTS and any amendments, waivers, or other modifications of the provisions of any LOAN DOCUMENT (whether or not the transactions contemplated by the LOAN DOCUMENTS are consummated); and (ii) all out-of-pocket expenses incurred by the BANK, including the fees, charges, and disbursements of any counsel for the BANK, in connection with the enforcement or protection of its rights (A) in connection with the LOAN DOCUMENTS, including its rights under this SECTION 8.08, or (B) in connection with the LOANS, including all such out-of-pocket expenses incurred in connection with any restructuring, workout, or negotiations in respect of the LOAN DOCUMENTS or the LOANS. In addition, the BORROWER shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the LOAN DOCUMENTS and the other documents to be delivered under any of the LOAN DOCUMENTS, and agrees to save the BANK harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 8.09 DEDUCTIONS. All payments by the BORROWER to the BANK under this AGREEMENT or under the NOTE are to be made net and free of any and all taxes (except for taxes based upon the overall net income of the BANK), duties, imposts, fees, withholdings, or deductions (the “DEDUCTIONS”) of any nature now or hereafter imposed. If any DEDUCTION is, by law, required to be made from any payment hereunder, then the BORROWER shall pay to the BANK such additional amount as will result in receipt by the BANK of a net amount equal to the amount the BANK would have received hereunder had no such DEDUCTION been required. In such event the BORROWER shall, as soon as practical, deliver to the BANK a receipt issued by the relevant taxing authority evidencing the amount of such DEDUCTION and its payment. If the BORROWER is required to pay an additional amount on account of any such DEDUCTION, the BORROWER shall have the right, on not less than three BUSINESS DAYS’ prior written notice to the BANK, to repay the applicable LOAN.

SECTION 8.10 RIGHT OF SET OFF. Upon the occurrence and during the continuance of any EVENT OF DEFAULT the BANK is hereby authorized at any time and from time to time, without notice to the BORROWER (any such notice being expressly waived by the BORROWER to the fullest extent permitted by applicable law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing by the BANK to or for the credit or the account of the BORROWER against any and all of the obligations of the BORROWER now or hereafter existing under the AGREEMENT or the NOTE or any other LOAN DOCUMENT, irrespective of whether or not the BANK shall have made any demand under this AGREEMENT or such other LOAN DOCUMENT and although such obligations may be unmatured. The BANK agrees promptly to notify the BORROWER after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the BANK under this SECTION 8.10 are in addition to other rights and remedies (including, without limitation, other rights of set off) which the BANK may have.

SECTION 8.11 GOVERNING LAW; CONSENT TO JURISDICTION. This AGREEMENT and the NOTE shall be governed by and construed in accordance with the laws of the State of New York. Any legal action or proceedings with respect to this AGREEMENT against the BORROWER may be brought in the courts of the United States of America or the State of New York as the BANK may elect, and, by execution and delivery of this AGREEMENT, the BORROWER hereby (i) accepts for itself, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any judgment of any such court with respect to this AGREEMENT or the NOTE, and (iii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceedings with respect to this AGREEMENT brought in any court of the United States of America or the State of New York located in the City of New York, and further irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. In the case of the courts of the United States of America and State of New York the BORROWER hereby agrees to receive service of process in any legal action or proceedings with respect to this AGREEMENT at its offices set forth in SECTION 8.06. Nothing herein shall affect the right to serve process in any other manner permitted by the law. The BORROWER hereby agrees that the mailing of such process to the BORROWER shall be deemed personal service and accepted by the BORROWER for any legal action or proceedings with respect to this AGREEMENT.

SECTION 8.12 SEVERABILITY OF PROVISIONS. Any provision of any LOAN DOCUMENT which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such LOAN DOCUMENT or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.13 HEADINGS. ARTICLE and SECTION headings in this AGREEMENT are for the convenience of reference only and shall not constitute a part of the applicable LOAN DOCUMENTS for any other purpose.

SECTION 8.14 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER MUTUALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

SECTION 8.15 PATRIOT ACT. The BANK hereby notifies the BORROWER that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “ACT”), it is required to obtain, verify, and record information that identifies each borrower, guarantor, or grantor (each, a “LOAN PARTY”), which information includes the name and address of each LOAN PARTY and other information that will allow the BANK to identify such LOAN PARTY in accordance with the ACT.

SECTION 8.16 CONFIDENTIALITY. The BANK agrees to keep confidential any information provided to it by or on behalf of the BORROWER pursuant to or in connection with the LOAN DOCUMENTS, other than information that has been publicly disclosed or is otherwise publicly available other than in breach of this SECTION 8.16; provided that nothing herein shall prevent the BANK from disclosing any such information: (i) to any potential assignee of or participant in the LOANS or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the BORROWER and its obligations which agrees in writing to comply with the provisions of this section; (ii) to its affiliates and the employees, officers, partners, directors, agents, attorneys, accountants, and other professional advisors of it and its affiliates, provided that such recipients are obligated to keep the information confidential; (iii) upon the request or demand of any GOVERNMENTAL AUTHORITY having jurisdiction over the BANK, including during the course of periodic examinations and reviews of the BANK; (iv) in connection with the exercise of any remedy hereunder; (v) in connection with any litigation to which the BANK may be a party; and (vi) if, prior to such information having been so provided or obtained, such information was already in the BANK’s possession on a non-confidential basis without, to the best of the BANK’s knowledge, a duty of confidentiality to the BORROWER being violated.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THORNE HOLDING CORP.

By:	/s/ Scott S Wheeler
Scott S Wheeler
Chief Financial Officer

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

EXHIBIT A

[Form of]

UNCOMMITTED AND REVOLVING CREDIT NOTE

US$20,000,000.00 (maximum amount)	February 14, 2020

FOR VALUE RECEIVED, the undersigned THORNE HOLDING CORP. (the “BORROWER”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of SUMITOMO MITSUI BANKING CORPORATION (the “BANK”), the principal sum of TWENTY MILLION DOLLARS (US$20,000,000.00) or, if less, the aggregate unpaid principal amount of all LOANS made to the BORROWER pursuant to the LINE AGREEMENT referred to below, together with interest on the unpaid principal amount of each LOAN from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the LINE AGREEMENT, the provisions of which are incorporated by reference in this NOTE.

The BANK shall record the date and amount of each LOAN made, the APPLICABLE INTEREST RATE, the amount of principal and interest due and payable from time to time hereunder, each payment thereof, and the resulting unpaid principal balance hereof, on the schedule attached to this NOTE or any similar form designated by the BANK in its sole and absolute discretion from time to time, and any such recordation shall be prima facie evidence of the accuracy of the information so recorded; provided that the BANK’s failure so to record shall not limit or otherwise affect the obligations of the BORROWER hereunder and under the LINE AGREEMENT to repay the principal of and interest on the LOANS.

Both principal and interest are payable in the currency of the LOAN and in immediately available funds to the BANK at 277 Park Avenue, New York, NY 10172, or at such other place as may be designated in writing by the holder of this NOTE.

This promissory note is the NOTE referred to in, and is subject to and entitled to the benefits of, the UNCOMMITTED AND REVOLVING CREDIT LINE AGREEMENT dated as of February 14, 2020 between the BORROWER and the BANK (as amended, modified, renewed or extended from time to time, the “LINE AGREEMENT”). Capitalized terms used herein shall have the respective meanings assigned to them in the LINE AGREEMENT.

The LINE AGREEMENT provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

THORNE HOLDING CORP.

By:	/s/ Scott S Wheeler
Scott S Wheeler
Chief Financial Officer

SCHEDULE TO

UNCOMMITTED AND REVOLVING CREDIT NOTE

BORROWER: THORNE HOLDING CORP.

LINE AMOUNT:     US$20,000,000.00

Date	Bank’s Reference Number	Amount of Loan	Maturity Date	Applicable Interest Rate	Amount of Principal Paid	Unpaid Balance of Note	Notation Made By:

EXHIBIT B

[Form of]

CERTIFICATE OF CHIEF FINANCIAL OFFICER

The undersigned chief financial officer of THORNE HOLDING CORP. (the “Borrower”) does hereby certify to SUMITOMO MITSUI BANKING CORPORATION (the “Bank”) that:

1. This certificate (the “Certificate”) is delivered in accordance with Section 5.01 of the UNCOMMITTED AND REVOLVING CREDIT LINE AGREEMENT dated as of February 14, 2020 between the Borrower and the Bank (as amended, modified, renewed or extended from time to time, the “Line Agreement”). Capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings ascribed to such terms in the Line Agreement.

2. I have reviewed the annual financial report of the Borrower and its consolidated subsidiaries on a consolidated basis for the period ended [            ] (the “Financial Report”), a complete copy of which is attached to this Certificate.

3. Based on my knowledge, the Financial Report presents fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied as of the end of and for the period covered by the Financial Report.

4. Based on my knowledge, for the period covered by the Financial Report, and through and including the date of this Certificate:

No Default or Event of Default has occurred.

[or]

(a) The following Default(s) or Event(s) of Default has/have occurred:

(b) The following action(s) has/have been taken or is/are proposed to be taken with respect thereto:

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this                      day of         ,                     .

By:
Name:
Title: